SECURITIES AND EXCHANGE COMMISSION

                                                WASHINGTON, D.C. 20549

                                                     SCHEDULE 13G

                                      Under the Securities Exchange Act of 1934

                                                Warrantech Corporation
                   ------------------------------------------------------------
                                                   (Name of Issuer)

                                            Common Stock, $0.007 Par Value
                   ------------------------------------------------------------

                                            (Title of Class of Securities)

                                                      934648106
                   ------------------------------------------------------------

                                                    (CUSIP NUMBER)

                                                 Michael J. Salpeter
                                                  36 Nicholas Avenue
                                                 Greenwich, CT 06831

                                 (Name, Address and Telephone Number of Person
                              Authorized to Receive Notices and Communications)

                                                  - with copies to -


                                               Ralph A. Siciliano, Esq.
                               Newman Tannenbaum Helpern Syracuse & Hirschtritt
                                            900 Third Avenue - 13th Floor
                                               New York, New York 10022
                                                    (212) 508-6700

  Filed on _______ For the Purpose of Converting From 13D to 13G filing status
                                             ----------------------------
                                            (Date of event which requires
                                              filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1-(b)

                  |X| Rule 13d-1-(c)

                  |_|  Rule 13d-1-(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                                 Page 1 of 6 Pages

CUSIP No. 934648106

1.Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
  (entities only)

Michael J. Salpeter

2.Check the Appropriate Box if a Member of a Group (See Instructions)

a.

                  b.

         3.       SEC Use Only

         4.       Citizenship or Place of Organization:  USA

         Number of Shares                   5.  Sole Voting Power 810,061 Shares
                                                                  --------------

      Beneficially
              Owned by     6.  Shared Voting Power           0
              Each
              Reporting    7.  Sole Dispositive Power 810,061 Shares
              Person
              With                          8.  Shared Dispositive Power     0

         9. Aggregate Amount Beneficially Owned by Each Reporting Person 813,011 Shares

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         11.      Percent of Class Represented by Amount in Row 9 6.1% of Common
                  Stock
         12.      Type of Reporting Person (See Instructions)  IN


                                                 Page 2 of 6 Pages

CUSIP No. 934648106

Item 1(a)         Name of Issuer:

Warrantech Corporation

Item 1(b)         Address of Issuer:

Warrantech Corporation
300 Atlantic Street
Stamford, CT  06901

Item 2(a)         Name of Person Filing:

Michael J. Salpeter

Item 2(b)         Address of Principal Business Office or, if none, Residence:

The address of the reporting person is:

36 Nicholas Avenue
Greenwich, Connecticut  06831

Item 2(c)         Citizenship:

USA

Item 2(d)         Title of Class of Securities:

         Common Stock, $0.007  Par Value

Item 2(e)         CUSIP Number:

         934648106

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or 13d-2(c) promulgated under the Securities Exchange Act of 1934, check whether the filing person is a:


                                                 Page 3 of 6 Pages

CUSIP No. 934648106


a.       |_|      Broker or dealer registered under Section 15 of the Act,
b.       |_|      Bank as defined in Section 3(a)(6) of the Act,
c.       |_|      Insurance Company as defined in Section 3(a)(19) of the Act,
d.       |_|      Investment Company registered under Section 8 of the
                  Investment Company Act,
e.       |_|      Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
f.       |_|      Employee Benefit Plan, or Endowment Fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F),
g.       |_|      Parent Holding Company or Control Person, in accordance with
                  Rule 13d-1(b)(ii)(G); (Note:  see Item 7)
h.       |_|      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);
i.                |_|  A  church  plan  that  is   excluded   from  the
                  definition  of an  investment  company  under section
                  3(c)(14) of the Investment Company Act of 1940;
j.       |_|      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to ss.240.13d-1(c), check this box |X|.

Item 4   Ownership:

         (a)      Amount Beneficially Owned:

                  As of May 13, 1998, 813,011 Shares were beneficially owned by the filing person.

         (b)      Percent of Class:  6.1%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           810,061 shares

                  (ii)     shared power to vote or direct the vote:

                           0

                  (iii) sole power to dispose or to direct the disposition of:

                           810,061 shares


                                                 Page 4 of 6 Pages

CUSIP No. 934648106


                  (iv)     shared power to dispose or direct the disposition of:

                           0

Item 5            Ownership of Five Percent or Less of a Class:
------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

Item 6            Ownership of More than Five Percent on Behalf of Another
------            Person:


                  Not applicable

Item 7            Identification and Classification of the Subsidiary which
  ----            Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:
------

                  Not applicable

Item 9            Notice of Dissolution of Group:
------

                  Not applicable

Item 10           Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the insurer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                                  Page 5 of 6 Pages

CUSIP No. 934648106


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


May 13, 1998
-------------------------------------------------------------------------------

Date

/s/  Michael J. Salpeter
-------------------------------------------------------------------------------

Signature


Michael J. Salpeter
-------------------------------------------------------------------------------

Name/Title




                                                Page 6 of 6 Pages